Exhibit 99.1

Stereotaxis Reports 2012 Second Quarter Financial Results

-Generates Two Niobe® ES Orders-

-Exceeds Milestone with 41 Niobe ES Upgrades in First Half 2012-

-Reduces Operating Loss by 51% to $4.6 Million over Prior Year Quarter-

-Reports Diluted EPS of $0.32, including Gain on Mark-to-Market Conversion Features-

-Adjusted Diluted Loss per Share of $(0.91)-

-Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, August 6, 2012—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the second quarter and six months ended June 30, 2012.

Management Comments

“In the second quarter, we generated two new Niobe® ES orders and upgraded 22 customer sites, bringing the total upgrade installations to 41 in the first half of the year and surpassing our milestone,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “Clinical adoption at Niobe ES sites strengthened as utilization rose 28% during the first half of 2012, compared to the year ago period. Overall, the pipeline of interest in our Epoch™ Solution robotic system grew stronger and we are encouraged by our steady progress in driving the system into the existing customer base.”

Kaminski continued, “We reduced operating expenses 33% in the second quarter compared to the year ago quarter and strengthened our financial position by securing $18.5 million in gross proceeds from our successful financing. Our focus on driving capital sales and clinical adoption of the Epoch Solution on a significantly reduced cost structure positions us for improved operating performance and financial results in the second half of 2012.”

Second Quarter Financial Results

Revenue totaled $10.5 million compared to $11.6 million in the prior year quarter. The decline was primarily due to one less Niobe ES system than in the year ago quarter, and lower Odyssey® revenue. The Company recognized revenue of $2.7 million on two Niobe ES systems and upgrades as well as $1.1 million in Odyssey system sales in the second quarter 2012. Recurring revenue of $6.6 million in the quarter was unchanged from the year ago period as higher disposable sales were offset by lower royalty and service revenue. Utilization in Niobe ES sites increased 25% for the second quarter of 2012 over the same period last year, and overall utilization was up 10%.

The Company generated new capital orders of $3.1 million in the second quarter, compared to $4.4 million in the second quarter of 2011. Ending capital backlog for the second quarter was $12.0 million.

Gross margin in the quarter was $7.3 million, or 69.0% of revenue, versus $8.1 million, or 69.7% of revenue, in the second quarter 2011.

Operating expenses decreased to $11.9 million in the second quarter, down $5.7 million or 32.6% from the year ago period. The decline was primarily attributed to reduced headcount and lower consulting and discretionary spending.

Operating loss in the quarter was reduced to $(4.6) million, compared to $(9.5) million in the prior year quarter, a 51.4% improvement.

Interest expense increased to $1.8 million in the second quarter, compared to $0.8 million in the prior year quarter. The rise was primarily related to the Cowen Healthcare Royalty Partners II, LP (Cowen) financing in November 2011 and amortization of warrants issued in conjunction with the renewal of the revolving line of credit.

Net income for the second quarter was $2.8 million, or $0.32 per diluted share, compared to a net loss of $(9.7) million, or $(1.77) per diluted share, reported for the second quarter 2011. The weighted average diluted shares outstanding for the second quarter of 2012 and 2011 totaled 9.3 million and 5.5 million, respectively. The 2012 second quarter results included a $9.0 million gain related to mark-to-market conversion features of the warrants and subordinated convertible debt associated with the $18.5 million financing in May 2012. Excluding the gain associated with the mark-to-market conversion features, the second quarter of 2012 adjusted net loss would have been $(6.2) million or $(0.91) per adjusted diluted share with 6.7 million adjusted average diluted shares outstanding.

Cash burn for the 2012 second quarter was $4.2 million, compared to $5.9 million in the prior year quarter.

At June 30, 2012, Stereotaxis had cash and cash equivalents of $12.1 million, compared to $10.5 million at March 31, 2012. At quarter end, total debt was $29.1 million, including $14.1 million related to Cowen debt.

Six Month Financial Results

Revenue for the first six months of 2012 was $22.8 million, up 4.4% compared to $21.8 million in the first six months of 2011. System and recurring revenue were $9.0 million and $13.8 million respectively during the first half of 2012, compared to $9.3 million and $12.5 million for system and recurring revenue during the same period of 2011. Utilization in Niobe ES sites increased 28% for the first half of 2012 over the same period last year, and overall utilization was up 13%.

Gross margin was $15.8 million, or 69.2% of revenue, compared with $15.3 million, or 70.1% of revenue, in the first six months of the prior year. Operating expenses were $24.6 million for the first six months of 2012 compared with $33.6 million in the same period of 2011, a 26.9% reduction. Operating loss was $8.8 million versus $18.3 million in the first six months of 2011, a 51.9% decrease.

Interest expense increased to $3.3 million for the first six months of 2012, compared to $1.6 million in the first six months of 2011. The rise was primarily related to the Cowen financing in November 2011 and amortization of warrants issued in conjunction with the renewal of the revolving line of credit.

The net loss was $(3.0) million for the first six months of 2012 versus $(19.2) million for the comparable period in 2011, an 84.4% decline. The results for the first six months of 2012 included a $9.0 million gain related to mark-to-market conversion features of subordinated convertible debt and the warrants associated with the $18.5 million financing in May 2012. Cash burn was $8.5 million, compared to $16.9 million in the first six months of 2011.

Clinical Update

On July 23, 2012, the Company received approval from the U.S. Food and Drug Administration (FDA) to conduct a human trial of the Vdrive™ Robotic Mechanical Navigation system’s V-Loop™ circular mapping catheter manipulator in order to obtain scientific data to support clearance in the U.S. The randomized, multi-center study, involving 120 patients, will compare the V-Loop device’s manipulation of a circular mapping catheter to traditional methods. Patient enrollment is expected to begin in the third quarter.

2012 Milestones

Stereotaxis has set the following milestones for the remainder of 2012:

·	Achieve at least 10 new Niobe ES system sales during the year

·	Upgrade 50% of existing North American and European Union (EU) sites, or 22 more, by year end

·	Submit the Vdrive system’s V-Sono™ ICE catheter manipulator for FDA clearance in the US by year end

·	Commercialize Vdrive multi use disposable product line by year end in the EU

·	Decrease operating expenses by 15-20% from first quarter levels by the 2012 fourth quarter through cost reduction plan implemented in May

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 6, 2012 at 4:30 p.m. Eastern Time, to discuss second quarter results. The dial-in number for the conference call is 1-800-659-1966 for domestic participants and 1-617-614-2711 for international participants, with passcode 39526855. Participants are asked to call the above numbers 5-10 minutes prior to the start time. A real-time, listen-only webcast of the conference call will be accessible at www.stereotaxis.com in the Investors section. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software. The archived webcast will be available on the website.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital’s interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ circular catheter manipulator is currently under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, in each case on a timely basis and on terms that are acceptable, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	EVC Group, Inc.	Frank Cheng
Chief Financial Officer	Gregory Gin / Robert Jones	Senior Vice President,
314-678-6007	646-445-4801 / 646-201-5447	Marketing & Business
Development
314-678-6111

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Revenue
System	$3,863,107	$5,024,543	$9,042,612	$9,312,719
Disposables, service and accessories	6,649,791	6,577,596	13,753,514	12,514,124

Total revenue	10,512,898	11,602,139	22,796,126	21,826,843

Cost of revenue
System	2,175,971	2,520,431	4,518,381	4,704,909
Disposables, service and accessories	1,084,107	995,915	2,503,528	1,816,416

Total cost of revenue	3,260,078	3,516,346	7,021,909	6,521,325

Gross margin	7,252,820	8,085,793	15,774,217	15,305,518

Operating expenses:
Research and development	2,196,073	3,311,177	5,021,280	6,705,436
Sales and marketing	6,223,330	9,712,519	12,222,069	18,050,855
General and administration	3,469,346	4,606,555	7,342,219	8,856,824

Total operating expenses	11,888,749	17,630,251	24,585,568	33,613,115

Operating loss	(4,635,929)	(9,544,458)	(8,811,351)	(18,307,597)

Other income	9,269,424	620,409	9,081,354	640,755
Interest income	2,008	2,133	3,371	5,320
Interest expense	(1,829,076)	(772,769)	(3,279,859)	(1,583,096)

Net income (loss)	$2,806,427	$(9,694,685)	$(3,006,485)	$ (19,244,618)

Net earnings (loss) per common share:
Basic	$0.42	$(1.77)	$(0.49)	$(3.51)
Diluted	$0.32	$(1.77)	$(0.49)	$(3.51)

Weighted average shares used in computing net earnings
(loss) per common share:
Basic	6,741,578	5,478,087	6,120,447	5,475,044
Diluted	9,263,148	5,478,087	6,120,447	5,475,044

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2012	2011

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,119,450	$13,954,919
Accounts receivable, net of allowance of $713,142 and $667,529 in
2012 and 2011, respectively	8,235,138	11,104,038
Current portion of long-term receivables	60,692	59,679
Inventories	7,378,595	6,036,051
Prepaid expenses and other current assets	3,858,824	3,081,484

Total current assets	31,652,699	34,236,171
Property and equipment, net	2,763,723	3,323,856
Intangible assets, net	2,129,236	2,279,153
Long-term receivables	31,581	51,892
Other assets	38,616	40,760

Total assets	$36,615,855	$39,931,832

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$13,891,182	$21,173,321
Accounts payable	4,635,569	5,610,181
Accrued liabilities	5,947,702	5,703,166
Deferred contract revenue	7,535,373	8,220,306
Warrants	2,079,104	125,415

Total current liabilities	34,088,930	40,832,389

Long-term debt, less current maturities	15,237,558	17,290,531
Long-term deferred contract revenue	766,860	634,713
Other liabilities	787	3,094

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized at
2012 and 2011, none outstanding at 2012 and 2011	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2012 and 2011, 7,812,206 and 5,543,157 shares issued
at 2012 and 2011, respectively	7,812	5,543
Additional paid-in capital	365,133,838	356,779,007
Treasury stock, 4,015 shares at 2012 and 2011	(205,999)	(205,999)
Accumulated deficit	(378,413,931)	(375,407,446)

Total stockholders' equity (deficit)	(13,478,280)	(18,828,895)

Total liabilities and stockholders' equity (deficit)	$36,615,855	$39,931,832